SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is made and entered into as of June 19, 2017, by and between ACF FINCO I LP, a Delaware limited partnership (“Lender”), and JOHN KEELER & CO. INC., a Florida corporation doing business as Blue Star Foods (“Borrower”).

Recitals:

WHEREAS, Lender and Borrower are parties to a certain Loan and Security Agreement dated as of August 31, 2016 (as at any time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), pursuant to which Lender has made certain revolving credit loans to Borrower;

WHEREAS, Events of Default previously occurred under the Loan Agreement, in response to which Lender and Borrower entered into that certain Forbearance Agreement dated April 4, 2017 (the “Forbearance Agreement”);

WHEREAS, the Forbearance Agreement expired by its terms on May 15, 2017;

WHEREAS, Borrower has requested that Lender waive the Events of Default referenced in the Forbearance Agreement and amend the Loan Agreement; and

WHEREAS, Lender is willing to waive such Events of Default and amend the Loan Agreement on the terms and subject to the conditions as hereinafter set forth;

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

2. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a) Section 3.7 of the Loan Agreement is amended by deleting the second paragraph thereof and by substituting in following in lieu thereof:

If prior to the fourth (4th) anniversary of the Effective Date (a) Borrower prepays all Obligations outstanding in full pursuant to the foregoing paragraph, or (b) pursuant to the terms of this Agreement or any other Loan Document, either (i) Lender demands repayment of the outstanding Obligations in whole or in part, or (ii) repayment of the outstanding Obligations are otherwise accelerated in whole or in part, then (c) at the time of such prepayment, repayment, demand or acceleration, and in addition to the principal balance of the Revolving Credit, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Lender in connection with the Revolving Credit, and all other Obligations paid to Lender under this Agreement and the other Loan Documents, Borrower shall pay liquidated damages to Lender in an amount equal to the Revolving Credit Limit multiplied by (i) three percent (3.00%) if such prepayment, repayment, demand or acceleration occurs prior to the second (2nd) anniversary of the Effective Date, (ii) one percent (1.00%) if such prepayment, repayment, demand or acceleration occurs on or after the second (2nd) anniversary of the Effective Date but prior to the third (3rd) anniversary of the Effective Date, and (iii) one-half of one percent (0.50%) if such prepayment, repayment, demand or acceleration occurs on or after the third (3rd) anniversary of the Effective Date but prior to the date that is ten (10) calendar days in advance of the fourth (4th) anniversary of the Effective Date.

(b) Section 8.19(b) of the Loan Agreement is amended by deleting the table contained therein and by substituting the following in lieu thereof:

Test Date	Amount
June 30, 2017	$1,200,000
July 31, 2017	$1,200,000
August 31, 2017	$1,200,000
September 30, 2017	$1,000,000
October 31, 2017	$1,000,000
November 30, 2017	$1,000,000
December 31, 2017	$850,000
January 31, 2018	$850,000
February 28, 2018	$850,000
March 31, 2018	$650,000
April 30, 2018	$650,000
May 31, 2018	$650,000
June 30, 2018	$650,000
July 31, 2018	$550,000
August 31, 2018 and the last day of each month thereafter	$450,000

(c) The Definitions Schedule to the Loan Agreement is amended by deleting from the definition of “Eligible Receivables” clause (j) contained therein and by substituting the following in lieu thereof:

(j) any portion of the Eligible Receivables of the Account Debtor and/or its Affiliates exceeds twenty percent (20%) of the total amount of all Eligible Receivables, then the amount of such excess shall be treated as ineligible; provided, however, such percentage shall be (i) fifty percent (50%) with respect to US Foods Holding Company and its Affiliates and (ii) thirty percent (30%) with respect to Performance Food Group Company and its Affiliates;

(d) The Definitions Schedule to the Loan Agreement is further amended by adding to the definition of “Revolving Credit Rate” the following new sentence at the end of the paragraph immediately following the Pricing Grid in clause (b) thereof:

Notwithstanding the foregoing, at no time shall the Revolving Credit Rate be calculated with reference to Level II or Level III of the Pricing Grid if, at such time, (A) the balance of prepaid deposits in respect of Borrower’s purchase of Inventory from Bacolod exceeds $650,000, or (b) the portion of the Borrowing Base consisting of Eligible Receivables owing by US Foods Holding Company and its Affiliates exceeds forty percent (40%) of the total amount of all Eligible Receivables.

(e) The Definitions Schedule to the Loan Agreement is further amended by deleting the definition of “Revolving Credit Termination Date” contained therein and by substituting the following in lieu thereof:

“Revolving Credit Termination Date” means the earliest to occur of (a) the fourth (4th) anniversary of the Effective Date, (b) the date Lender terminates the Revolving Credit pursuant to Section 9.3(a), and (c) the date on which repayment of the Revolving Credit, or any portion thereof, becomes immediately due and payable pursuant to Section 9.3(b).

(f) The Revolving Credit Sublimit Schedule to the Loan Agreement is amended by deleting the definition of “L/C Sublimit Borrowing Capacity” in clause (a)(v) contained under the heading “Letters of Credit Sublimit” and by substituting the following in lieu thereof:

(v) “L/C Sublimit Borrowing Capacity” means an amount equal to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00); and

3. Limited Waiver of Default. Events of Default have occurred and currently exists under the Loan Agreement as a result of (a) Borrower’s failure to receive (and to deliver to evidence to Lender of Borrower’s receipt of) the proceeds of the Additional Specified Subordinated Indebtedness on or before September 30, 2016, as required by Section 7.16(a) of the Loan Agreement; (b) Borrower’s failure to achieve a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 for the six (6) month period ending December 31, 2016, the seven (7) month period ending January 31, 2017, the eight (8) month period ending February 28, 2017, and the nine (9) month period ending March 31, 2017, in each case as required under Section 8.21 of the Loan Agreement (collectively, the “Specified Defaults”). The Specified Defaults are the only Defaults or Events of Default that exists under the Loan Agreement and the other Loan Documents as of the date hereof. Subject to the satisfaction of the conditions precedent set forth in Section 9 hereof, Lender hereby waives the Specified Defaults. In no event shall such waiver be deemed to constitute a waiver of (a) any Default or Event of Default other than the Specified Defaults or (b) Borrower’s obligation to comply with all of the terms and conditions of the Loan Agreement and the other Loan Documents from and after the date hereof. Notwithstanding any prior, temporary mutual disregard of the terms of any contracts between the parties, Borrower hereby agrees that it shall be required strictly to comply with all of the terms of the Loan Documents on and after the date hereof.

4. Ratification and Reaffirmation. Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of Borrower’s covenants, duties, indebtedness and liabilities under the Loan Documents.

5. Acknowledgments and Stipulations. Borrower acknowledges and stipulates that the Loan Agreement and the other Loan Documents executed by Borrower are legal, valid and binding obligations of Borrower that are enforceable against Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by Borrower); the security interests and liens granted by Borrower in favor of Lender are duly perfected, first priority security interests and liens; and the unpaid principal amount of the Loans on and as of June 19, 2017, totaled $7,878,875.98.

6. Representations and Warranties. Borrower represents and warrants to Lender, to induce Lender to enter into this Amendment, that (after giving effect to this Amendment) no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of Borrower and this Amendment has been duly executed and delivered by Borrower; and all of the representations and warranties made by Borrower in the Loan Agreement are true and correct on and as of the date hereof, except to the extent such representations and warranties were specific to a prior date, in which case, such representations and warranties were true and correct on and as of such prior date.

7. Reference to Loan Agreement. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

8. Breach of Amendment. This Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

9. Conditions Precedent. The effectiveness of the amendments contained in Section 2 hereof and limited waiver contained in Section 3 hereof are subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Lender, unless satisfaction thereof is specifically waived in writing by Lender:

(a) Lender shall have received a counterpart of this Amendment duly executed by Borrower and acknowledged by Guarantor;

(b) No Default or Event of Default shall exist after giving effect to this Amendment;

(c) Lender shall have received such other documents, instruments and agreements as Lender may require; and

(d) Borrower shall have paid to Lender the amendment fee referenced in Section 10 hereof.

10. Amendment Fee; Expenses of Lender. In consideration of Lender’s willingness to enter into this Amendment and waive the Specified Defaults as set forth herein, Borrower agrees to pay to Lender an amendment fee in the amount of $25,000 in immediately available funds on the date hereof. Such fee shall be fully earned when due and non-refundable when paid and Borrower shall be deemed to have requested a Loan for the direct payment of such fee. Borrower also agrees to pay, on demand, all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender’s legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

11. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.

12. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13. No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

14. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

15. Further Assurances. Borrower agrees to take such further actions as Lender shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

16. Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

17. Release of Claims. To induce Lender to enter into this Amendment, Borrower hereby releases, acquits and forever discharges Lender, and all officers, directors, agents, employees, successors and assigns of Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that Borrower now has or ever had against Lender arising under or in connection with any of the Loan Documents or otherwise. Borrower represents and warrants to Lender that Borrower has not transferred or assigned to any Person any claim that Borrower ever had or claimed to have against Lender.

18. Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

LENDER:

ACF FINCO I LP

By:	/s/ John Nooney
Name:	John Nooney
Its:	Managing Director

BORROWER:

JOHN KEELER & CO. INC.

By:	/s/ John Keeler
Name:	John Keeler
Its:	CEO

[Second Amendment to Loan and Security Agreement]

CONSENT AND REAFFIRMATION

The undersigned guarantor of the Obligations of Borrower at any time owing to Lender hereby (i) acknowledges receipt of a copy of the foregoing Second Amendment to Loan and Security Agreement (the “Amendment”); (ii) consents to Borrower’s execution and delivery thereof; (iii) agrees to be bound thereby; (iv) affirms that nothing contained therein shall modify in any respect whatsoever its guaranty of the Obligations and reaffirms that such guaranty is and shall remain in full force and effect; and (v) hereby releases, acquits and forever discharges Lender, and all officers, directors, agents, employees, successors and assigns of Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that Guarantor now has or ever had against Lender arising under or in connection with such guaranty, any of the Loan Documents or otherwise.

IN WITNESS WHEREOF, the undersigned has executed this Consent and Reaffirmation as of the date of the Amendment.

/s/ John Keeler
JOHN R. KEELER